Exhibit 23.1

W. T. Uniack & Co., CPAs P.C.

Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

As independent auditors of Silver Falcon Mining, Inc., we hereby consent to the inclusion of our audit report dated March 17, 2011 with respect to our audits of the financial statements of Silver Falcon Mining, Inc. as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009, in the Form S-8 Registration Statement of Silver Falcon Mining, Inc. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ W.T. Uniack & Co., CPAs P.C.

Alpharetta, Georgia

August 23, 2011